EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


August 14, 2001



Nuveen Tax-Free Unit Trust, Series 1252
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1252
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1252


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1252 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN